FORM OF OPINION




REAL - Equity Partners
9090 Wilshire Boulevard
Beverly Hills, California  90211

Gentlemen:

         You have advised us that REAL - Equity Partners (the "Partnership"), National Partnership Investments Corp., ("NAPICO") and National Partnership Investments Associates II, the general partners (the "General Partners") of the Partnership are contemplating a transaction (the "Sale") in which the Partnership will sell its five apartment properties, listed in Exhibit I, (the "Properties") to JH Real Estate Partners, Inc. and American Apartment Communities III, L.P. (collectively, the "Buyer") subject to, among other matters, the requisite approval of the limited partners (the "Limited Partners") of the Partnership. You have also informed us that the Buyer is not affiliated with the Partnership or the General Partners.

         You have further advised us that in connection with the proposed Sale, the Properties will be sold to the Buyer for $31,900,000 (the "Purchase Price").

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide to the Partnership an opinion as to whether the Purchase Price to be received by the Partnership for the Properties in connection with the Sale is fair to the Limited Partners from a financial point of view.

         In the course of our analysis for rendering this opinion, we have, among other things:

         o Reviewed a draft of the consent solicitation statement (the "Consent") related to the Sale in a form the Partnership's management has represented to be substantially the same as will be distributed to the Limited Partners;

         o Reviewed the Partnership's annual reports on Form 10-K filed with the Securities and Exchange Commission for the years ended December 31, 1995, 1996 and 1997, and the quarterly report on Form 10-Q for the six-month period ending June 30, 1998, which the Partnership's management has indicated to be the most current financial statements;

         o Reviewed descriptive information concerning the Properties, including location, number of units and unit mix, age and amenities;


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         o        Reviewed  summary  historical  operating  statements  for  the
                  Properties for the years ended December 31, 1995, 1996 and 1997 and the nine months ending September 30, 1998;

         o        Reviewed  the  1998  operating   budgets  for  the  Properties
                  prepared by the Partnership's management;

         o Discussed with management of the Partnership and NAPICO the conditions in the local market for apartment properties; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and projected operations and performance of the Properties; the physical condition of the Properties including any deferred maintenance; and other factors influencing the value of the Properties;

         o        Performed site visits of the Properties;

         o Reviewed data concerning, and discussed with management, the local real estate rental market conditions in the markets of the Properties, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Properties;

         o Reviewed the February 1998 appraisals of the Properties which were prepared for internal asset management purposes, and management's estimate of immediate capital expenditure requirements/deferred maintenance for the Properties; and

         o Reviewed a draft of the purchase and sale agreement between the Partnership and the Buyer, which the Partnership's management has informed us is in substantially the form which will be used to consummate the sale.

         o Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information that were provided, made available or otherwise communicated to us by the Partnership, the General Partners and their affiliates, or the management of the Properties. We have not performed an independent appraisal, structural or engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership, the General Partners and their affiliates and management of the Properties concerning, among other things, any environmental liabilities and deferred maintenance and estimated capital expenditure requirements. We have also relied upon the assurance of the Partnership, the General Partners and their affiliates, and the management of the Properties that any pro forma financial statements, projections, budgets, forecasts, deferred


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maintenance  and  capital  expenditure  estimates,  value  estimates  and  other information contained in the Consent or otherwise provided or communicated to us were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Properties or other information reviewed between the date such information was provided and the date of this letter; that the Partnership, the General Partners and their affiliates, and the management of the Properties are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect; that the highest and best use of the Properties is as improved; and that all calculations and projections were made in accordance with the terms of the Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement").

         We have not been requested to, and therefore did not: (i) select the method of determining the Purchase Price offered to the Partnership in the Sale or participate in the negotiation of the Purchase Price or terms of the Sale;
(ii) make any recommendation to the Partnership or its partners, including the Limited Partners, with respect to whether to approve or reject the proposed Sale; (iii) express any opinion as to (a) the tax consequences of the proposed Sale to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Buyer, (c) the General Partners' business decision to effect the proposed Sale, (d) the adjustments made by the General Partners to the Purchase Price to arrive at net amounts distributable to the partners, including but not limited to, balance sheet adjustments to reflect the General Partners' estimates of the value of other assets and liabilities of the Partnership, the payment of any deferred acquisition fee to the General Partners and other expenses and fees associated with the proposed Sale, and (e) alternatives to the proposed Sale. We are not expressing any opinion as to the fairness of any terms of the proposed Sale other than the Purchase Price to be received by the Partnership for the Properties.

         Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the proposed Sale in the context of information available as of the date of our analysis. Events occurring after that date could affect the Properties or the assumptions used in preparing this opinion.

         Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Purchase Price to be received by the Partnership for the Properties in connection with the Sale is fair to the Limited Partners from a financial point of view.


Yours truly,



Robert A. Stanger & Co., Inc.


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Shrewsbury, New Jersey
____________, 1998

                                    EXHIBIT 1


                             REAL - Equity Partners
                              LISTING OF PROPERTIES



Property                                   Location
-----------------------                    ----------------------

Arbor Glen                                 West Covina, CA
Park Creek                                 Canoga Park, CA
Warner Willows I                           Woodland Hills, CA
Warner Willows II                          Woodland Hills, CA
Willowbrook                                Reno, NV




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